Syosset, NY, June 8, 2007 Synergy Brands, Inc. (NASDAQ: SYBR)

Synergy Brands plans to announce its forecasts for Fiscal 2007, which include the expected performance of its recently acquired assets for the balance of Fiscal year 2007. The guidance estimates that revenues for FY 2007 may increase by 8% to $77 million and gross margins may increase by 40% to $7 million. Gross margins are defined as revenues less cost of goods and direct costs. Synergy plans on providing presentations at an investor conference in the Marriott Town Center in Boca Raton, Florida on June 12, 2007. The Company has posted its presentation on its website at:

http://www.sybr.com/investor_media.htm

Synergy's director Bill Rancic will headline the presentation together with the Company's CEO Mair Faibish. The Company expects to announce record Revenues and operating margins for FY 2007 and further expects record profits for PHS group as well as operating profit for Synergy Brands in Fiscal 2007.

Forward looking statements:

This press release and Company review and assumptions made regarding the financial figures and other information, referenced and presented, state and reflect assumptions, expectations, projections, intentions and/or beliefs about past and future events that are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1994. You can identify these statements by the fact that they do not relate to historical or current facts. They use words such as "anticipate", "estimate", "project", "forecast", "may", "will", "should", "expect", "assume", "believe" and other derivations thereof and other words of similar meaning. In particular these include, but are not limited to, statements reflecting the projected business activities and goals, revenues, earnings, non-GAAP measures of operations, profit and loss of the Company and associated costs. Any or all of the Company's forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks or uncertainties. For a description of many of these risks and uncertainties, please refer to the Company's filings with the U.S. Securities & Exchange Commission (ww.sec.gov) including Forms 10K, 8-K and 10Q.

Contact: Beverly Jedynak
                  Martin E. Janis & Company, Inc.
                  312-943-1100 ext. 12
                  bjedynak@janispr.com